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                                  EXHIBIT 5.1

                            Student Advantage, Inc.
                               280 Summer Street
                                Boston, MA 02210

April 5, 2001

     Re: 1999 Stock Plan for Former Scholaraid.com, Inc. Stock Option Holders

Ladies and Gentlemen:

     I am the General Counsel of Student Advantage, Inc., a Delaware corporation (the "Company"), and prepared the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to an aggregate of 21,302 shares of Common Stock, $.01 par value per share (the "Shares"), of the Company, issuable under the Company's 1999 Stock Plan for Former Scholaraid.com, Inc. Stock Option Holders (the "Plan").

     I have examined the Agreement and Plan of Merger by and among the Company, Scholar Acquisition Corp. and ScholarAid.com, Inc., dated April 27, 2000, and the Certificate of Incorporation and By-Laws of the Company, each as amended and restated to date, and originals, or copies certified to my satisfaction, of all pertinent records of the meetings of the directors and stockholders of the Company, the Registration Statement and such other documents relating to the Company as I have deemed material for the purposes of this opinion.

     In my examination of the foregoing documents, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

     I assume that the appropriate action will be taken, prior to the offer and sale of the Shares in accordance with the Plan, to register and qualify the Shares for sale under all applicable state securities or "blue sky" laws.

     I express no opinion herein as to the laws of any state or jurisdiction other than the state laws of The Commonwealth of Massachusetts, the Delaware General Corporation Law statute and the federal laws of the United States of America.

     Based upon and subject to the foregoing, I am of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued and paid for in accordance with the terms and conditions of the Plan, the Shares will be validly issued, fully paid and nonassessable.

     It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.
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     Please note that I am opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

     I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act.


Very truly yours,


/s/ Laurie S. Jamieson